KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces its Addition to Russell 3000® and Russell 2000® Indexes

KINGSTON, N.Y.— June 30, 2025-- Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced that it has been added as a member of the broad-market Russell 3000® Index, with automatic inclusion in the small-cap Russell 2000® Index, effective after the U.S. market opens on Monday, June 30, 2025, as part of the 2025 Russell indexes reconstitution.

Meryl Golden, Chief Executive Officer at Kingstone, stated, "The past year has been transformational for Kingstone, and we are pleased to have earned inclusion in the Russell indexes, among the most widely recognized benchmarks for small-cap stocks. This important milestone reflects the strong momentum we are continuing to build, marked by significant growth, top-tier underwriting results, and our ongoing commitment to delivering sustainable long-term value to our shareholders. We believe this inclusion will raise recognition and broaden ownership of Kingstone within the institutional investment community."

The annual reconstitution of the Russell US indexes captures the 4,000 largest US stocks as of Wednesday, April 30, 2025, ranking them by total market capitalization. Membership in the Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. According to data as of the end of June 2024, about $10.6 trillion in assets are benchmarked against the Russell US indexes, which belong to FTSE Russell, the global index provider. For more information on the Russell 3000® Index and the Russell indexes reconstitution, go to the "Russell Reconstitution" section on the FTSE Russell website.

About Kingstone Companies, Inc.
Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO is actively writing personal lines and commercial auto insurance in New York, and in 2024 was the 12th largest writer of homeowners insurance in New York. KICO is also licensed in New Jersey, Rhode Island, Massachusetts, Connecticut, Pennsylvania, New Hampshire, and Maine.

About FTSE Russell, an LSEG Business
FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally. FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $18.1 trillion is benchmarked to FTSE Russell indexes. Leading asset owners, asset managers, ETF providers and investment banks choose FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives. A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit FTSE Russell.

Investor Relations Contact:
Karin Daly
Vice President
The Equity Group Inc.
kdaly@equityny.com